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                                                                   EXHIBIT 10.27

                             DISTRIBUTION AGREEMENT

     This Distribution Agreement (the "Agreement") is entered into as of the 28th day of December, 2000 ("Effective Date") by and between Sunrise Technologies International, Inc., a Delaware corporation ("Sunrise") and U.S. Medical, Inc., a Colorado corporation ("Distributor").


                                    RECITALS:

     WHEREAS, Sunrise designs, develops and manufactures the Product (as defined below); and

     WHEREAS, Sunrise desires to appoint Distributor to distribute the Product, and Distributor desires to distribute the Product, on the terms and subject to the conditions herein contained.

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     For all purposes of this Agreement, the following terms shall have the meanings set forth in this Article I.

     "MINIMUM PERFORMANCE" means purchase by Distributor of thirty-five (35) or more units of the Product in a calendar year in accordance with the provisions hereof.

     "PRODUCT" means Hyperion LTK (TM) System equipment and software manufactured and marketed by Sunrise.

     "SUNRISE INTELLECTUAL PROPERTY" means all of Sunrise's patents, Sunrise Trade Marks, trade names, inventions, copyrights, know-how, licenses, trade secrets and any and all other intellectual property rights made, created, conceived, or reduced to practice, in whole or in part, by Sunrise, relating to the design, manufacture, operation or service, of the Product.

     "SUNRISE TRADE MARKS" means the trade marks listed on Exhibit 1.1 attached hereto together with any further trademarks and tradenames of which Sunrise may be or may become the proprietor of, on, or in relation to the Product.

     1.4  "TERRITORY" means the United States.
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                                   ARTICLE II
                                   APPOINTMENT

     2.1 Appointment. Except as set forth on Exhibit 2.1 attached hereto, effective as of the Effective Date, Sunrise hereby appoints Distributor as exclusive distributor for the promotion, marketing and resale of the Product in the Territory, and Distributor agrees to act in that capacity, subject to the terms and conditions of this Agreement. Distributor shall be entitled to describe itself as an "Authorized Distributor" for the Product, but shall not hold itself out as Sunrise's agent for sales of the Product or as being entitled to bind Sunrise in any way. Sunrise shall make no sales of the Product in the Territory except to Distributor, and except as set forth on attached Exhibit 2.1 hereto.

     2.2 Reservation of Rights. Sunrise reserves the right to appoint other authorized distributors or resellers outside the Territory without restriction as to number and location. Nothing in this Agreement shall be construed to preclude Sunrise from marketing, selling, leasing or servicing the Product outside the Territory. All rights in and to the Product and the Sunrise Intellectual Property, not otherwise granted hereunder, are reserved to Sunrise.

     2.3 Independent Contractors. The relationship of Sunrise and Distributor established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed (i) to give either party the power to direct or control the day-to-day activities of the other or (ii) to constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking. All financial obligations associated with Distributor's business or Sunrise's business are the sole responsibility of Distributor or of Sunrise, respectively.

     2.4 Territory. Distributor agrees that it shall not promote or market the Product outside of the Territory, without prior consent of Sunrise, or maintain any distribution depot for the Product outside of the Territory. Distributor shall promptly submit to Sunrise, for Sunrise's attention and handling, the originals of all inquiries received by Distributor from potential customers outside the Territory.

                                   ARTICLE III
                           OBLIGATIONS OF DISTRIBUTOR

     3.1 Promotion of the Product. Distributor shall use commercially reasonable efforts to promote and distribute the Product to customers and potential customers in the Territory and realize the maximum sales potential for the Product in the Territory. Such promotion shall include, without limitation, face-to-face sales presentations, demonstration of the Product and applications thereof, direct mail, active participation and advertisement of the Product in trade publications within the Territory, and active participation in trade shows and exhibitions with and without Sunrise.

     3.2 Non-Competition. During the term of this Agreement, and for a period of ninety (90)

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days immediately following termination thereof, neither Distributor not any of its affiliates shall promote, market, manufacture, sell, or distribute any product or devise for the refractive treatment of hyperopia similar to the Product.

     3.3 Attendance at Meetings. Distributor shall, at its own expense, send at least one (1) suitably qualified representative to attend two (2) meetings per year, unless otherwise agreed upon by the parties, at locations to be determined by Sunrise, including, without limitation, the Sunrise distributor meeting, organized by Sunrise.

     3.4 Personnel. The parties agree that the Product cannot be effectively marketed, supported or maintained unless Distributor hires, trains and supports sufficient sales and technical staff to meet its obligations under this Agreement. Therefore, Distributor shall ensure at least one individual is trained to support the Product and shall:

     (a) employ a sufficient number of competent sales personnel to promote the Product and to generate sales in the Territory sufficient to meet the Minimum Performance requirements hereunder. Distributor shall equip its sales personnel with adequate training, marketing, technical and sales literature made available to Distributor by Sunrise;

     (b) employ at least one (1) employee having the knowledge necessary to meet Distributor's obligations to maintain and support the Product distributed within the Territory;

     (c) employ at least one (1) employee who is responsible for training other employees of Distributor with respect to marketing and clinical use of the Product, who shall attend at least one (1) day of training each year provided by Sunrise, at a location within the Territory mutually agreed upon by the Sunrise and Distributor;

     (d) promptly notify Sunrise of any material change in Distributor's marketing, sales, administrative or technical support services or staff which could reasonably be expected to affect Distributor's ability to meet its obligations under this Agreement.

     3.5 Customer and Sales Reporting. Distributor shall, at its own expense, and consistent with the marketing and distribution policies of Sunrise from time to time:

     (a) maintain reasonable contact with existing and potential customers within the Territory on a regular basis, consistent with good business practice;

     (b) assist Sunrise in assessing customer requirements for the Product, including modifications and improvements thereto, in terms of quality, design, functional capability, and other features;

     (c) with respect to each Product sold pursuant to this Agreement, provide Sunrise


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          with the name and address of each purchaser of such Product, the serial number of such Product and the telephone and facsimile numbers of each such purchaser; and

     (d) submit to Sunrise, from time to time, market research information as may be agreed upon by the parties relating to marketing and sales of the Product in the Territory

     (e) provide Sunrise, as frequently as reasonably requested by Sunrise, but no more than once every four (4) months, with a list of Distributor's customers who are purchasers of the Product and their addresses.

     3.6 Books and Records. Distributor shall maintain records of sales of the Product and other records required by laws and regulations in the Territory relating to the Product and shall make such records available to Sunrise in the event of a product recall or other quality-related issue upon reasonable request from Sunrise subject to the laws and regulations in the Territory relating to the Product.

     3.7 Laws and Regulations. Distributor shall comply fully with any and all applicable laws and regulations of the Territory as they relate to Distributor and any marketing, distribution and sale of Product and any related financing by Distributor. In addition, Distributor shall monitor the appropriate information sources for changes in such laws and regulations, and other requirements in the Territory relating to the marketing, distribution and sale of the Product in the Territory, and shall promptly notify Sunrise in writing of any such changes known to Distributor.

     3.8 Representations. Distributor shall not make any false or misleading representations to customers or others regarding Sunrise or the Product. Distributor shall not make any representations, warranties or guarantees with respect to the specifications, features or capabilities of the Product that are not consistent with Sunrise's documentation accompanying the Product or Sunrise's literature describing the Product, including Sunrise's standard limited warranty and disclaimers.

     3.9 Changes to Distributor's Business. Distributor shall inform Sunrise immediately of any material changes in Distributor's organization or method of doing business which could reasonably be expected to negatively affect the performance of Distributor's duties under this Agreement.

     3.10 Sunrise Policies and Procedures. Distributor agrees to abide by the reasonable and lawful policies and procedures of Sunrise, listed on Exhibit 3.10 attached hereto, which may be amended by Sunrise from time to time upon sixty
(60) days prior written notice to Distributor thereof, in connection with the Product and Distributor's obligations hereunder.

     3.12 Installation. Distributor shall be responsible for installation of Products purchased hereby at the respective end-user locations in accordance with the provisions of this Agreement and any other agreement by and between Sunrise and Distributor relating thereto or as required

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under applicable law.

                                   ARTICLE IV
                             OBLIGATIONS OF SUNRISE

     4.1 Supply of supporting documents and information. Sunrise shall deliver to Distributor all data, documents and information relating to the Product which the Distributor reasonably request in order to carry out its obligations under
Article 3 of this Agreement.

     4.2 Joint Marketing Campaign. Sunrise and Distributor shall agree on a joint marketing campaign for the Territory, including, without limitation, advertisements and other promotional materials and seminars, conferences, and such other methods of promotion as the parties shall agree upon in order to effectively market the Product in the Territory. The form and content of all promotional materials and methods (and any alterations thereto) shall be agreed upon by the parties in advance. The reasonable costs of such campaign shall be borne by Distributor.

     4.3 Training and Personnel. Sunrise shall provide one (1) training course per year for Distributor's personnel, as set forth in Sections 3.4(a)-(c) hereof, without charge. Additional training shall be available to Distributor at Sunrise's then applicable rates for such training. Distributor shall pay all travel and living expenses for its own personnel to attend such training. Sunrise shall provide at least one (1) full time employee to (i) participate in sales activities, including, without limitation, assisting Distributor's employees in closing sales transactions of the Products and (ii) provide marketing, sales, and technical training to appropriate personnel of Distributor at Distributor's site in Denver, Colorado during normal business hours for the first six (6) months of this Agreement. Sunrise agrees to pay the salary and expenses of such employee, provided, however, that Distributor shall pay to Sunrise any applicable sales commissions in accordance with Distributor's then current policy resulting from any sales of the Product by such employee on behalf of Distributor.

     4.4 Technical Support. Distributor and Sunrise shall meet regularly at an agreed upon location, approximately once every three (3) to six (6) months, to ensure that Distributor receives adequate and necessary technical support from Sunrise for Distributor's sales and distribution activities as contemplated hereby.

     4.5 Telephone Marketing and Technical Support. Sunrise shall provide a reasonable level of telephone marketing and technical support to employees of Distributor during Sunrise's normal business hours to promptly answer Distributor's questions related to the Product.

     4.6 Registrations, Licenses and Permits. Sunrise shall obtain, at its own expense, and shall own and maintain, pre-market approval ("PMA") from the United States Food and Drug Administration for the Product, and shall make the PMA available to Distributor for its use in the Territory.

     4.7 Laws and Regulations. Sunrise shall comply fully with any and all applicable laws and regulations of the Territory as they relate to the Product and the sale and distribution thereof

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as contemplated hereby.

                                    ARTICLE V
                               PRICING AND PAYMENT

     5.1 Prices. Sunrise shall sell Products to the Distributor in accordance with the price provisions set forth on Exhibit 5.1 attached hereto.

     5.2 Payment. Except as set forth on Exhibit 5.1 attached hereto, payment for the Products ordered by the Distributor from Sunrise shall be due net thirty
(30) days from the date of shipment.

     5.3 Costs, Charges and Taxes. Any and all expenses, costs and charges incurred by Distributor in the performance of its obligations under this Agreement shall be paid by Distributor. In addition, Distributor shall be responsible for the collection, remittance and payment of any or all taxes, charges, levies, assessments and other fees of any kind imposed by governmental or other authority in the Territory on Distributor in respect of the purchase, sale, importation, lease or other distribution of the Products.

                                   ARTICLE VI
                            PURCHASES BY DISTRIBUTOR

     6.1 Forecasts. Quarterly, Distributor shall provide Sunrise with a rolling forecast of its expected unit purchases of Products during the six-month period beginning in the month in which such forecast is provided to Sunrise. The first forecast shall be due within 30 days after the Effective Date, with subsequent forecasts due on the 15th day of each calendar quarter during the term hereof.

     6.2 Order and Acceptance. All orders (the "Orders") for Product submitted by Distributor, or a purchasing agent (an "Agent") authorized by Distributor shall be initiated by written purchase order to Sunrise, requesting a delivery date no more than ten (10) days from the receipt of the Order, and providing details of all information and documents required to be included with the Products when shipped; provided, however, that an Order may initially be placed by facsimile if a written confirmation thereof is received by Sunrise within ten
(10) business days after receipt of such facsimile Order. No Order shall be binding upon Sunrise until accepted by Sunrise, in writing, (Sunrise shall accept or reject any Order within three (3) days after receipt thereof) and Sunrise shall have no liability to Distributor with respect to Orders that are not accepted. No partial shipment of an Order shall constitute the acceptance of the entire Order by Sunrise, absent written acceptance of such entire Order by Sunrise. Sunrise shall not unreasonably reject nor unreasonably withhold acceptance of any Order and shall use all commercially reasonable efforts to ship all Orders accepted thereby by the shipping date requested by Distributor.

     6.3 Terms of Purchase Orders. The purchase and delivery of Products sold by Sunrise to Distributor hereunder shall be governed by the terms and conditions of this Agreement and,

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except as specifically agreed to by Sunrise, nothing contained in any purchase order, acknowledgment or other such document issued by either party shall in any way modify such terms of purchase or add any additional terms or conditions unless otherwise agreed in writing by the parties. All sales of Products made to Distributor under this Agreement shall be final with no right of return on the part of the Distributor, subject to applicable warranty provisions hereunder.

     6.4 Minimum Purchase Commitment. As a material term of this Agreement, Distributor shall meet the Minimum Performance requirements hereof. If Distributor fails to meet the Minimum Performance requirements, Distributor shall no longer have the exclusive right to distribute the Products, as provided in Section 2.1 hereof. The foregoing is Sunrise's sole remedy for Distributor's failure to meet the Minimum Performance requirements.

     6.5 Shipping. Unless the parties otherwise agree in writing, all Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in Sunrise's standard shipping cartons, marked for shipment at Distributor's address set forth below, and delivered to Distributor or its carrier agent F.O.B. Sunrise's manufacturing plant or such other shipping location as Sunrise may, in its sole discretion, designate at which time title to such Products and risk of loss shall pass to Distributor. Unless otherwise instructed in writing by Distributor, Sunrise shall select the carrier. All freight, insurance, and other shipping expenses, as well as any special packing expense, shall be paid by Distributor.

     6.6 Invoicing. Sunrise shall submit an invoice to Distributor upon shipment of each Product ordered by Distributor. Each such invoice shall state Distributor's aggregate and unit purchase price for the Products in a given shipment plus any freight, taxes or other costs incident to the purchase or shipment initially paid by Sunrise but to be borne by Distributor hereunder.

                                   ARTICLE VII
                                   MAINTENANCE

     7.1 Maintenance. Sunrise shall promptly provide all maintenance and repair services to Distributor and end user customers for both Products under warranty and for Products whose warranty has expired as provided herein. Products not under warranty shall be repaired on a time and materials basis at Sunrise's then current rates. Distributor shall not, without Sunrise's prior written consent, perform any maintenance on or repairs to the Products. Sunrise's maintenance rates are one hundred fifty dollars ($150) per hour labor and overhead, materials at cost. Sunrise shall not increase its maintenance labor rates more than five percent (5%) in any one (1) calendar year. Distributor shall request an RMA number before returning any Product for repair.

     7.2 Non-Warranty Repair Service. Products not under warranty may be returned to Sunrise for repair on a time and materials basis at Sunrise's current rates Sunrise's non-warranty rates are one hundred fifty dollars ($150) per hour labor and overhead, materials at cost. Sunrise shall not increase its non-warranty repair rates more than five percent (5%) in any one (1) calendar year. Before returning any Product to Sunrise for repair or servicing, Distributor shall

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request an RMA number from Sunrise and instructions for returning Products. Any and all returned Products shall be accompanied by such RMA number. Sunrise shall use its best efforts to promptly repair Products sent in for repair within ten
(10) days of receipt. Distributor is responsible for shipping charges to Sunrise. Sunrise will return ship by the method recommended by Distributor. Distributor will be responsible for any charges for shipping and handling.

     7.3 Problem Reporting. Distributor will inform Sunrise with respect to all problems related to the Products and any resolutions thereof, and shall communicate promptly to Sunrise any and all modifications, design changes or improvements of the Products suggested by any customer, or any employee or agent of Distributor provided such communication does not violate any agreement by and between Distributor and such customer, employee, or agent.

                                  ARTICLE VIII
                                    WARRANTY

     8.1 Warranty to Distributor. Sunrise warrants to Distributor that the Products delivered pursuant to this Agreement will (i) conform to the specifications on Exhibit 8.1 attached hereto as otherwise required for maintenance of the Sunrise PMA for the Product and (ii) include Sunrise's standard limited warranty and disclaimers for the benefit of the end-user as included in Sunrise's standard documentation, including the System User Guide, accompanying such Product.

     8.2 Limitation. The warranties in Section 8.1 shall not apply to (i) Products that have been modified or altered, except as modified or altered by Distributor as may be reasonably required to install the Products in accordance with Sunrise's specifications, in any manner by anyone other than Sunrise, (ii) Products that have been used in any manner other than for the Product's intended use, or (iii) defects caused (a) through no fault of Sunrise during shipment or other transportation to or from Distributor FOB destination; (b) by the use or operation in an application or environment other than that recommended in the Product documentation or by Sunrise; (c) by service by anyone other than employees of, or persons approved in writing by, Sunrise; or (d) by accident, negligence (other than by Sunrise), misuse, other than normal electrical or physical stress, or causes other than normal use. Replacement Products and parts supplied under this warranty shall carry only the unexpired portion of the original warranty.

     8.3 Warranty Repair. If Sunrise receives notice from Distributor of a defect in or a nonconformity of a Product during the warranty period, Sunrise may, at its option, repair or replace such Product with, at its option, new or refurbished equipment, and such repair or replacement shall be Sunrises' sole obligation, and Distributor's sole remedy, hereunder. The determination of whether a Product is defective or non-conforming shall be made by Sunrise, in its sole and reasonable discretion. A defective or non-conforming Product may only be returned by Distributor to Sunrise upon the prior written approval of Sunrise and shall reference an RMA number issued by authorized Sunrise personnel to Distributor in connection with such return. Shipping costs of defective or non-conforming Products to and from Distributor shall be borne by Sunrise. All claims by Distributor in accordance with the foregoing warranty shall be made to Sunrise, in writing, and shall include (1) the serial or lot number of the Product, (2) the date such

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Product was purchased by Distributor and delivered to or installed for an end user and (3) a reasonably detailed description of the alleged Product defect or non-conformity.

     8.4 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SUNRISE MAKES NO WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARISING FROM, RELATING TO, OR IN ANY WAY CONNECTED WITH THE SALE AND DISTRIBUTION OF THE PRODUCTS AND THE TRANSACTIONS CONTEMPLATED HEREBY.

                                   ARTICLE IX
                             LIMITATION OF LIABILITY

     9.1 Limitation of Liability. Excluding any liability to any third party arising out of Sunrise's indemnity or warranty obligations hereunder, Sunrise's aggregate liability to Distributor arising out of or related to this Agreement or related to the sale and distribution of Products as contemplated hereby shall not exceed the amount paid by Distributor for such Products, whether such liability results from negligence, breach of contract, misrepresentation, or otherwise. In no event shall Sunrise be liable for:

     (a) damage to or loss of the Products or any part of them while in transit;

     (b) for defects in the Products caused by abnormal or unsuitable conditions of storage or use or any act, neglect or default of the Distributor or of any third party; or

     (c)  the cost of procurement of substitute Products by Distributor.

     9.2 Incidental and Consequential Damages. NEITHER PARTY HERETO SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING FROM, RELATED TO, OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE PRODUCTS SOLD AND DISTRIBUTED HEREBY.

                                    ARTICLE X
                                 PROPERTY RIGHTS

     10.1 Property Rights. Except as expressly set forth herein, Distributor and Sunrise agree that Sunrise owns all right, title, and interest in the Product and in the Sunrise Intellectual Property. Sunrise hereby grants to USM, as of the Effective Date, nonexclusive, nontransferable licenses (i) to market and distribute, and sublicense the Product to its customers in the Territory, (ii) to demonstrate the Products to Distributor's customers in the Territory in accordance with the provisions hereof; (iii) to install the Products for distributor's customers in accordance with the provisions hereof, (iv) to provide training and support services to such customers; and (v) to grant sublicenses hereunder to purchasers of the Products for their use of the Products. The use of any of the foregoing property rights is authorized only for the purposes herein set forth, and

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upon termination of this Agreement for any reason such authorization shall cease.

     10.2 No Warranty. Sunrise makes no representation or warranty as to the validity or enforceability of the Sunrise Intellectual Property.

     10.3 Use of SUNRISE TRADE MARKS. During the term of this Agreement, Distributor shall indicate to the public that Distributor is an authorized distributor of the Product and shall advertise the Product within the Territory under the Sunrise Trade Marks. Distributor shall not alter or remove any Sunrise Trade Mark applied to the Product. Except as set forth in this Agreement, nothing contained herein shall grant to Distributor any right, title or interest in the Sunrise Trade Marks and Distributor's use thereof is prohibited except as expressly permitted hereby. At no time during or after the term of this Agreement shall Distributor attempt to register any trademarks, masks or trade names confusingly similar to the Sunrise Trade Marks.

     10.4 Approval of Representations. All representations of the Sunrise Trade Marks that Distributor intends to use shall first be submitted to Sunrise for approval of design, color, and other details, which shall reasonably approximate the Sunrise Trade Marks. Such approval shall not be unreasonably withheld or delayed. If any of the Sunrise Trade Marks are to be used in conjunction with another trademark on or in relation to the Products, then the Sunrise Trade Marks shall be presented equally legibly and prominently, and of no smaller size than the other, but nevertheless separated from the other so that each appears to be a mark in its own right, distinct from such other mark.

     10.5 Sale Conveys No Right to Manufacture Copy or Modify. The Products are offered for sale and are sold by Sunrise subject in every case to the condition that such sale does not convey any license, expressly or by implication, to manufacture, duplicate or otherwise copy or reproduce or modify any of the Products except as any modification thereto be reasonably required for installation in accordance with Sunrise's specifications. Distributor shall take appropriate steps with Distributor's customers, as Sunrise may request, to inform them of the restrictions contained in this Section 10.5.

     10.6 Notice and Assistance. Distributor shall, at the expense of Sunrise, take all such steps as Sunrise may reasonably request to assist Sunrise in maintaining the validity and enforceability of the Sunrise Trade Marks and any other intellectual property of Sunrise during the term of this Agreement. In addition, Distributor shall promptly and fully notify Sunrise of any actual, threatened or suspected infringement in the Territory of any Sunrise Trade Mark or other intellectual property of Sunrise of which Distributor has actual knowledge and Distributor shall, at the request and expense of Sunrise, do all such things as may be reasonably required to assist Sunrise in taking or resisting any proceedings in relation to any such infringement or claim.

     10.7 Patent Marking. Distributor shall not remove from the Products any patent notices marked on the Products.

                                   ARTICLE XI


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                             INDEMNITY AND INSURANCE

     11.1 Indemnity

          (a) Mutual Indemnity Each party hereto (an "INDEMNITOR") shall be solely responsible for, and shall indemnify, defend, and hold harmless the other party, and its affiliates, and each of their respective officers, directors, employees, servants, consultants and agents (collectively, the "INDEMNITEE"), from and against all liabilities, claims, damages and lawsuits arising from the acts and omissions of the Indemnitor, its employees, servants, agents, or any of them, including the gross negligence or willful misconduct of the Indemnitor; provided that the Indemnitee (i) promptly notifies the Indemnitor of the claim,
(ii) grants the Indemnitor full control over the settlement or defense thereof and (iii) cooperates fully with Indemnitor, at Indemnitor's expense and request, in defense thereof. Indemnitor shall not be liable for any costs incurred by Indemnitee in connection with the settlement and defense of the foregoing without Indemnitor's express written consent.

          (b) Intellectual Property Indemnity. Sunrise shall indemnify, defend and hold harmless Distributor, and its directors, officers, employees and agents, and the successors and assigns of any of the foregoing (each, a "Distributor Indemnitee") from and against all claims, causes of action, losses, demands, costs, liabilities and expenses of any nature whatsoever (including, without limitation, payment of reasonable attorneys' fees and other expenses of litigation) incurred or suffered by Distributor Indemnitee, and shall pay any damages (including settlement amounts) finally awarded to such Distributor Indemnitee with respect to claims, suits or proceedings (any of the foregoing, a "Claim") brought by third parties against a Distributor Indemnitee, arising out of or relating to any third party intellectual property rights arising from the sale or use by Distributor of the Products as contemplated herein; provided that Distributor (a) promptly notifies Sunrise of the claim, (b) grants Sunrise full control over the defense or settlement thereof and (c) cooperates fully with Sunrise, at Sunrise's request and expense, in defense thereof. If a Product is, or in the opinion of Sunrise may become, the subject of any claim or suit for infringement of any such rights, then Sunrise may, at its option and expense:
(i) procure for Distributor the right to distribute and, for Distributor's customers, the right to use, such Product; or (ii) modify or replace the Product, or part thereof, with other suitable Products or parts that are equivalent in functionality and performance; or (iii) accept return of such Product, or part thereof, and refund the aggregate payments paid therefor by Distributor. Notwithstanding the foregoing, Sunrise shall not be liable for any costs or expenses incurred by a Distributor Indemnitee in connection with the settlement and defense on any of the foregoing without Sunrise's express written consent.

          (c) Products Defects Indemnity. Sunrise shall indemnify, defend, and hold each Distributor Indemnitee harmless from and against all claims, cause of actions, losses, demands, costs, liabilities and expenses of any nature whatsoever (including, without limitation, payment of reasonable attorneys' fees and other expenses of litigation) incurred or suffered by Distributor Indemnitee, and shall pay any damages (including settlement amounts) finally awarded with respect to Claims brought by third parties against a Distributor Indemnitee, arising out of or relating to (a) any loss or damage (including, without limitation, personal injury or

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property damage) caused by defects in the Products, whether patent or latent,
(b) a breach by Sunrise of warranties and representations hereunder, or (c) the gross negligence or willful misconduct of Sunrise or its employees or agents provided that Distributor (a) promptly notifies Sunrise of the Claim (b) grants Sunrise full control over the defense or settlement thereof and (c) cooperates fully with Sunrise, at Sunrise's request and expense, in defense thereof; provided that Distributor Indemnitee shall not be entitled to indemnification hereunder for liabilities arising from occurrences described in Section 8.2, or from breaches of Distributor's obligations hereunder. Notwithstanding the foregoing, Sunrise shall not be liable for any costs or expenses incurred by Distributor Indemnitee in connection with the settlement and defense of any of the foregoing without Sunrise's express written consent.

     11.2 Limitation. Notwithstanding the provisions of Section 11.2 above, Sunrise assumes no liability for (i) any infringement claims with respect to any product or process in or with which any of the Products may be used, except as provided in or recommended by the Product documentation or by Sunrise, but not covering the Products standing alone; (ii) any trademark infringements involving any marking or branding not applied by Sunrise or involving any marking or branding applied at the request of Distributor and approved by Sunrise pursuant to Section 10.4 hereof; or (iii) the modification of the Products except as may be reasonably required for proper installation in accordance with Sunrise's specifications, or any part thereof, unless such modification was made by Sunrise, at Sunrise's direction or with Sunrise's approval.

     11.3 Entire Liability. The foregoing provisions of this Article 11 states the entire liability and obligation of Sunrise and the exclusive remedy of Distributor and its customers, with respect to any alleged infringement of patents or other intellectual property rights by the products or any part thereof. All warranties of non-infringement, statutory, implied or otherwise, are hereby expressly disclaimed.

     11.5 Insurance. Each party hereto shall have and maintain, during the Term and for one (1) year thereafter, insurance, reasonably acceptable to the other party, with policy limits and coverage reasonably adequate to cover perils customarily protected against in performing their obligations hereunder. Each party shall provide the other with certificates of such insurance upon request.

                                   ARTICLE XII
                                 CONFIDENTIALITY

     12.1 Confidentiality. Both parties acknowledge that by reason of their relationship to each other hereunder they will have access to certain information and materials concerning one another's business, plans, customers, technology, know-how and products that are confidential and of substantial value to it, which value would be impaired if such information were disclosed to third parties or used for purposes not expressly authorized hereby. Except as expressly permitted hereby, both parties agree that they will not use in any way, for their own account or the account of any third party, nor disclose to any third party, any such confidential information revealed to it by the other party. Both parties shall take every reasonable precaution to protect the confidentiality of such information. Both parties shall advise whether or not they consider any particular information or materials to be confidential, provided, the parties hereby acknowledge

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that the identities of Distributor's customers are deemed to be confidential.
Distributor shall not publish any technical description of the Products beyond the description published or produced in marketing materials by Sunrise (except to translate that description into appropriate languages for the Territory). In the event of termination of this Agreement, there shall be no use or disclosure by Distributor of any confidential information of Sunrise, and Distributor warrants that it shall not at any time manufacture any compositions, devices, components or assemblies utilizing any of Sunrise's confidential information. Sunrise similarly agrees that in the event of termination of this Agreement, there shall be no use or disclosure by Sunrise of any confidential information of Distributor to any third party.

                                  ARTICLE XIII
                               COMPLIANCE WITH LAW

     13.1 Governmental Consent. Each party hereto represents and warrants that, as of the Effective Date, no consent, approval or authorization of, or designation, declaration or filing with, any governmental authority in the Territory which has not been made or obtained by such party prior to the Effective Date is required in connection with the valid execution, delivery and performance of this Agreement. Each party shall be responsible for timely filings of this Agreement with any required government agencies or commissions in the Territory. In the event any such agency or governmental entity objects to or disapproves of this Agreement or any provision hereof, either party shall have the right to immediately terminate the Agreement.

     13.2 Non-Compliance as Material Default. Non-compliance with this Article 13 by either party hereto shall be deemed to constitute a material default under this Agreement.

                                   ARTICLE XIV
                              TERM AND TERMINATION

     14.1 Term. This Agreement has a term of one (1) year, which term shall extend automatically for an additional one-year term unless either party delivers written notice of cancellation to the other party at least thirty days prior to the expiration of the then existing term.

     14.2 Termination for Cause. This Agreement may be terminated for cause as provided in this Section 14.2

               (a) By Sunrise, if Distributor defaults in any payment due Sunrise and such default continues unremedied for a period of twenty (20) calendar days after notice thereof by Sunrise; or

               (b) By either party if the other party fails to perform any obligation, warranty, duty or responsibility or is in default with respect to any term or condition hereof, and such failure or default continues unremedied, after written notice of such failure to perform or default, for a period of thirty (30) calendar days;

     14.3 Termination for Insolvency. This Agreement shall terminate, without notice, (i) upon the institution by or against either party, of insolvency, receivership or bankruptcy

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proceedings, or any other proceedings for the settlement of debts of either party, (ii) upon either party's making an assignment for the benefit of creditors, or (iii) upon dissolution of either party.

     14.4 Effect of Termination.

               (a) Termination shall not, under any circumstances, relieve Distributor of its obligation to pay any sums owed to Sunrise hereunder.

               (b) Within thirty (30) days after the termination of this Agreement, each party hereto shall return all samples, instruction books, technical pamphlets, catalogues, advertising materials, specifications, confidential information, and other materials, documents or papers whatsoever sent to such party or in such party's possession and the other party's business.

               (c) Upon termination, Distributor shall immediately cease using the Sunrise Trade Marks and any other intellectual property rights of Sunrise and the license granted pursuant to Section 10.1 shall immediately terminate, provided however Distributor shall be permitted to continue using the Sunrise Trade Marks, and the license granted under Section 10.1 hereof shall automatically extend to the extent reasonably necessary sell its remaining inventory of the Products in accordance with the provisions of this Agreement.

               (d) Articles 8, 9, 10, 11, and 16, and Sections 3.2, shall survive termination of this Agreement indefinitely. Article 12 shall survive termination of this Agreement for a period of three (3) years.

                                   ARTICLE XV
                            RIGHT TO OFFER FINANCING.

     15.1 Right to Offer Leasing and Financing Services. Provided Distributor is not in default hereunder, Sunrise hereby grants Distributor the right to offer Sunrise's customers leasing and financing services relating to the Products. Sunrise shall refer its customers to Distributor so that Distributor may offer its leasing or financing services to Sunrise's customers. If Distributor provides leasing or financing services in connection with the purchase of Products by Sunrise's customers, Sunrise shall pay to Distributor an amount equal to two and 50/100 percent (2.5%) of the purchase price of such Products as provided hereunder.

     15.2 Exceptions to Right of First Bid. Distributor agrees that its right to offer leasing and financing services to Sunrise's customers shall not be applicable: (i) when a leasing company, that has a right of first refusal on the finance business of any customer, brings such customer to Sunrise; (ii) to commitments and agreements existing as of the Effective Date, entered into by Sunrise with other leasing or financing companies that conflict with the rights granted to Distributor pursuant to this Section 15.1 and (iii) any sales of Products by Sunrise that are not leased or financed.

     15.3 Rates. Distributor and Sunrise will agree from time to time on the interest rates that

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

Distributor will offer and provide to Sunrise customers. Such rates will be valid for one quarter of the calendar year, unless otherwise indicated. Distributor will honor the rate at the time of credit approval on all transactions for the remainder of the calendar quarter or 90 days from the time of approval, which ever is later.

     15.4 Underwriting and Credit Processing. Sunrise will submit applications to Distributor for credit processing. Distributor will use its reasonable efforts to render a decision as to the creditworthiness of the applicant within 2 business hours of receipt of all credit information requested. Credit approvals and rates are normally guaranteed for 90 days from the date of credit approval, but Distributor reserves the right to re-check the creditworthiness of the applicant, and if credit has materially deteriorated, Distributor may revoke, or change the terms of any prior credit approval.

     15.5 Funding. Distributor will make payment to Sunrise in an amount equal to ninety-seven and 50/100 percent (97.5%) of the purchase price of the Products purchased by Sunrise's customer and leased or financed by Distributor on the date of receipt of all necessary documentation requested together with evidence of the equipment's delivery and acceptance (which evidence may be a verbal report from Sunrise and its customer immediately followed by delivery to Distributor of written confirmation of same on Distributor's approved form.) Necessary documentation may include:

          o    An executed lease or finance agreement;
          o    Original invoice from Sunrise;
          o    Advanced payments or security deposits due to Distributor;
          o Confirmation of delivery and acceptance from the applicant to Distributor; and

Any other documentation reasonably requested by Distributor in connection with each financing transaction.

     15.6 Further Assurances. Sunrise shall provide all reasonable documentation and assistance as may be required by Distributor in order to protect Distributor's security interests that may be reasonably requested by Distributor in connection with any leasing or financing provided by Distributor hereunder.

                                   ARTICLE XVI
                               GENERAL PROVISIONS

     16.1 Waiver. Any delay or omission by either party to exercise any right or remedy under this Agreement shall not be construed to be a waiver of any such right or remedy or any other right or remedy hereunder. All of the rights of either party under this Agreement shall be cumulative and may be exercised separately or concurrently.

     16.2 Force Majeure. Neither party shall be liable to the other for its failure to perform any of its obligations hereunder during any period in which such performance is delayed by circumstances beyond its reasonable control including, but not limited to, fire, flood, earthquake,

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

war, embargo, strike, riot, inability to secure materials and transportation facilities, after making commercially reasonable efforts or the intervention of any governmental authority ("Force Majeure"). If either party is affected by Force Majeure, it shall forthwith notify the other of the nature and extent thereof. If such Force Majeure shall continue for more than 90 days, the party injured by the inability of the other to perform shall have the right upon written notice to either (1) terminate the Agreement with respect to Products not already shipped, or (2) treat this Agreement as suspended during the delay and reduce any commitment in proportion to the duration of the delay.

     16.3 Publicity. Neither party shall issue press release or similar public disclosure of any nature regarding this Agreement without the other party's prior written approval, which approval shall not be unreasonably withheld. However, such approval shall be deemed to have been given to the extent such disclosure is required by professional business advisors and financing sources of Distributor, or to comply with governmental requirements.

     16.4 Headings. The headings used in this Agreement are inserted for convenience only and shall not affect the construction or interpretation of any provision.

     16.5 Notices. Any notice required or permitted by to this Agreement shall be made in writing. All notices shall be sent by registered or certified mail, return receipt requested, or by commercial carrier or nationally recognized overnight delivery service, in each case postage prepaid. All such notices shall be deemed to have been given one day after dispatch in such manner, addressed as shown below or to such other address as a party may indicate by notice:

        To Sunrise:                                To Distributor:

        Sunrise Technologies International Inc.    US Medical
        3400 West Warren Avenue                    4601 DTC Blvd, 7th Floor
        Fremont, CA 94538                          Denver, CO 80237
        Attn: President                            Attn:

     16.6 Severability. If any provision of this Agreement is held invalid by any law, rule, order or regulation of any government, or by the final determination of any court of competent jurisdiction, such invalidity shall not affect the enforceability of any other provisions not held to be invalid.

     16.7 Non-assignability and Binding Effect. Neither party hereto shall assign its rights and obligations hereunder without the express written consent of the other party. Notwithstanding the foregoing, either party may assign this Agreement to an entity that acquires all or substantially all of such party's business assets relating to this Agreement, whether by merger, sale, or otherwise, subject to the assignee; agreement to be bound by the terms and conditions hereof. Subject to the foregoing sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and assigns.

     16.8 Entire Agreement. This Agreement with its Exhibits, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior

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

discussions and negotiations, whether oral or written, between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged.

     16.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

                                  ARTICLE XVII
                          GOVERNING LAW AND ARBITRATION

     17.1 Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with the law of the State of California, without regard to its choice of law rules.

     17.2 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration before a single arbitrator in San Francisco in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award entered by the arbitrator may be entered in any court having jurisdiction thereof. In no event shall the arbitrator award punitive or exemplary damages. Nothing herein shall prevent a party from seeking injunctive relief, where appropriate, from a court of competent jurisdiction pending the outcome of any arbitration concerning the subject of such arbitration or when authorized by an arbitrator's award or when emergency relief is required.

                           [SIGNATURE PAGE TO FOLLOW]

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

SUNRISE TECHNOLOGIES
INTERNATIONAL, INC.

By:
   ----------------------------------------

          Title:
                ------------------------------------



U.S. MEDICAL, INC.

By:
   ----------------------------------------

          Title:
                ------------------------------------


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